Exhibit 5.3

March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of West Virginia to Cornerstone Family Services of West Virginia LLC, a West Virginia limited liability company (the “Local Entity”), and a wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entity (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, a copy of the Certificate of Organization and Articles of Organization of the Local Entity and all amendments thereto, certified by the secretary or other officer of the Local Entity, a copy of the Operating Agreement of the Local Entity, certified by the secretary or other officer of the Local Entity, the Unanimous

Vinson & Elkins L.L.P.

March 17, 2016

Written Consent of All Directors, Managers and Governors of the Subsidiaries of the Partnership (Other than StoneMor Operating LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holding of Maryland Subsidiary, Inc.) dated as of May 13, 2013, the Unanimous Written Consent of All Directors, Managers and Governors of the Subsidiaries of the Partnership (Other than StoneMor Operating LLC and Cornerstone Family Services of West Virginia Subsidiary, Inc.) dated as of March 16, 2016, and such other documents as we considered appropriate as a basis for the opinions set forth below, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entity, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of the Local Entity and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to the valid existence of the Local Entity, we have relied exclusively on a Certificate of Existence issued by the Secretary of State of the State of West Virginia for the Local Entity and dated as of March 11, 2016 (the “Entity Certificate”).

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely upon our review of the Entity Certificate, the Local Entity validly exists as a limited liability company under the laws of the State of West Virginia.

2. As of the date of the Indenture, the Local Entity had all limited liability company power and authority to execute and deliver the Indenture, and as of the date hereof, the Local Entity has the requisite limited liability company power and authority to perform its obligations thereunder.

3. All necessary limited liability company action has been taken on the part of the Local Entity to authorize the execution and delivery of the Indenture and the performance by the Local Entity of its obligations thereunder (including its Guarantee as provided therein).

Vinson & Elkins L.L.P.

March 17, 2016

4. The Indenture has been duly executed and delivered by the Local Entity to the extent that execution and delivery are governed by the laws of the State of West Virginia.

The opinions expressed herein are limited in all respects to the laws of the State of West Virginia, excepting therefrom municipal and local ordinances, rules and regulations. We express no opinion as to the effect of the federal laws of the United States of America or the laws, rules or regulations of any other jurisdiction, domestic or foreign.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

You may rely on this opinion in connection with your opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement. This opinion may not to be used, circulated, quoted or otherwise relied on for any other purposes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ SPILMAN THOMAS & BATTLE, PLLC